Exhibit 77(e)(2)

Directed Services LLC
1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2009

ING Partners, Inc.
7337 E. Doubletree Ranch Rd.
Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Sub-Advisory Agreement dated March 11, 2002, as amended, between Morgan Stanley Investment Management Inc. d/b/a Van Kampen and Directed Services LLC (the “Sub-Advisory Agreement”) the sub-advisory fee for ING Van Kampen Comstock Portfolio (the “Portfolio”) was reduced on June 1, 2005, and further reduced on April 30, 2007.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2009 through and including May 1, 2010.  The Reduction shall be calculated as follows:

The Reduction is calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the June 1, 2005 and April 30, 2007 expense reductions)

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic

Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
ING Partners, Inc.
(on behalf of the Portfolio)

By:        /s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President